Exhibit h4a
FUND PARTICIPATION AGREEMENT
This Agreement is entered into as of the 25th day of January, 2008 between PRINCIPAL LIFE INSURANCE COMPANY, on behalf of one or more separate accounts, a life insurance company organized under the laws of the State of Iowa, (“Insurance Company”), and CALVERT VARIABLE SERIES, INC., a Maryland corporation, (“Fund”), and CALVERT DISTRIBUTORS, INC., a Delaware corporation, (“CDI”).
Article I
DEFINITIONS
1.1.	“1933 Act” shall mean the Securities Act of 1933, as amended.

1.2.	“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.3.	“1940 Act” shall mean the Investment Company Act of 1940, as amended.

1.4.	“Board” shall mean the Board of Directors of the Fund having the responsibility for management and control of the Fund.

1.5.	“Business Day” shall mean, with respect to any Portfolio, any day for which the Fund calculates net asset value per share of such Portfolio as described in the Fund’s Prospectus.

1.6.	“Commission” shall mean the Securities and Exchange Commission.

1.7.	“Contract” shall mean a variable annuity or variable life insurance contract that uses one or more Portfolios of the Fund as an underlying investment medium. Individuals who participate under a group Contract are “Participants”.

1.8.	“Contractholder” shall mean any entity that is a party to a Contract with a Participating Company.

1.9.	“Disinterested Board Members” shall mean those directors of the Board that are not deemed to be “interested persons” of the Fund, as defined by the 1940 Act.

1.10.	“Participating Companies” shall mean any insurance company (including Insurance Company), which offers variable annuity and/or variable life insurance contracts to the public and which has entered into an agreement with the Fund for the purpose of making Portfolio Shares available to serve as the underlying investment medium for the aforesaid Contracts.

1.11.	“Plans” shall mean qualified pension and retirement benefit plans.

1.12.	“Portfolio” shall mean any portfolio of the Fund listed on Schedule-1, as amended from time to time.

1.13.	“Prospectus” shall mean, with respect to any Portfolio, the current prospectus and statement of additional information applicable to such Portfolio, as most recently filed with the Commission.

1.14.	“Separate Account” shall mean those separate accounts listed on Exhibit A, which have been established by Insurance Company in accordance with the laws of the State of Iowa.

1.15.	“Shares” shall mean, with respect to any Portfolio, the shares issued by such Portfolio.

1.16.	“Software Program” shall mean the software program used by the Fund or its agent(s) for providing Fund and account balance information including net asset value per share.

1.17.	“Insurance Company’s General Account(s)” shall mean the general account(s) of Insurance Company and its affiliates that invest in the Fund.
ARTICLE II
REPRESENTATIONS
2.1	Insurance Company represents and warrants that (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established each Separate Account pursuant to the Iowa Insurance Code for the purpose of offering to the public certain individual variable annuity contracts; (c) it has registered each Separate Account as a unit investment trust under the 1940 Act to serve as the segregated investment account for the Contracts; (d) each Separate Account is eligible to invest in shares of the Fund without such investment disqualifying the Fund as an investment medium for insurance company separate accounts supporting variable annuity contracts or variable life insurance contracts; (e) each Separate Account shall comply at all times with all applicable legal requirements for so long as any Contract is outstanding.

2.2	Insurance Company represents and warrants that (a) the Contracts will be described in a registration statement filed under the 1933 Act; (b) the Contracts will be issued, sold and distributed in compliance in all material respects with all applicable federal and state laws, including, without limitation, the 1933 Act, the 1934 Act and the 1940 Act; and (c) the sale of the Contracts shall comply in all material respects with state insurance law requirements. Insurance Company agrees to notify the Fund immediately in writing of any investment restrictions imposed by state insurance law that are applicable to the Fund.

2.3	Insurance Company represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses from assets allocated to any other accounts of Insurance Company. Insurance Company represents and warrants that the assets of the Separate Account are and will be kept separate from Insurance Company’s General Account and any other separate accounts Insurance Company may have, and will not be charged with liabilities from any business that Insurance Company may conduct or the liabilities of any companies affiliated with Insurance Company.

2.4	Fund represents that the Fund is registered with the Commission under the 1940 Act as an open-end management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for the Fund to operate and offer its shares as an underlying investment medium for Participating Companies. The Fund has established six Portfolios and may in the future establish other portfolios.

2.5	Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and that it will utilize best efforts to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify Insurance Company immediately in writing upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.6	Insurance Company represents and agrees that the Contracts are currently, and at the time of issuance will be, treated as life insurance policies or annuity contracts, whichever is appropriate, under applicable provisions of the Code, and that it will utilize best efforts to maintain such treatment and that it will notify the Fund and its investment adviser immediately in writing upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. Insurance Company agrees that any prospectus offering a Contract that is a “modified endowment contract,” as that term is defined in Section 7702 A of the Code, will identify such Contract as a modified endowment contract (or policy).

2.7	Fund agrees that the Fund’s assets shall be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code.

2.8	Insurance Company agrees that the Fund, in its sole discretion, may make Portfolio Shares available to other companies and investors, including, without limitation, any Participating Company, any Plan and any contractholder.

2.9	Fund represents and warrants that any of its directors, officers, employees, investment advisers, and other individual/entities who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than that required by Rule 17g-l under the 1940 Act. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10	Insurance Company agrees that CDI (the Fund’s principal underwriter) may enforce any and all of the Fund’s rights conferred by virtue of this Agreement.

2.11	Each party agrees (i) to perform any and all duties, functions, procedures and responsibilities assigned to it by National Securities Clearing Corporation’s (“NSCC”) rules, procedures or other requirements relating to its Fund/SERV system

(“Fund/SERV”) and Networking system (“Networking”), as applicable, in a competent manner; (ii) to maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities; (iii) that any information provided to another party through Fund/SERV or Networking will be accurate, complete, and in the format prescribed by the NSCC; and (iv) to adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV or Networking and to limit the access to, and the inputting of data into, Fund/SERV or Networking to persons specifically authorized by the party.
ARTICLE III
PORTFOLIO SHARES
3.1	The Contracts funded through the Separate Account will provide for the investment of certain amounts in the Portfolio Shares.

3.2	Fund agrees to make the shares of each Portfolio available for purchase at such Portfolio’s then applicable net asset value per share by Insurance Company and the Separate Account on each Business Day pursuant to rules of the Commission. Notwithstanding the foregoing, the Fund may, in its sole discretion, (i) refuse to sell the shares of any Portfolio to any person, or (ii) suspend or terminate the offering of the shares of any Portfolio if such action is (a) required by law or by regulatory authorities having jurisdiction over it or (b) determined by the Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, to be necessary and in the best interests of the shareholders of such Portfolio.

3.3	Fund agrees that Portfolio Shares will be sold only to Participating Companies and their separate accounts and to the general accounts of those Participating Companies and their affiliates and to Plans. No shares of any Portfolio will be sold to the general public. Participating Companies will not resell Portfolio Shares except to the Fund or its agents.

3.4	Fund shall use its best efforts to provide closing net asset value, dividend and capital gain information for each Portfolio available on a per-share and Portfolio basis to Insurance Company by 7:00 p.m. Eastern Time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported promptly upon discovery to Insurance Company. Non-material errors will be corrected in the next Business Day’s net asset value per share for the Portfolio in question.

3.5	At the end of each Business Day, Insurance Company will use the information described in Sections 3.2 and 3.4 to calculate the Separate Account unit values for the day. Using this unit value, Insurance Company will process the day’s Separate Account transactions received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. Eastern time) to determine the net dollar amount of Portfolio Shares which will be purchased or redeemed at that day’s closing net asset value per share for such Portfolio. Trades will normally settle through the facilities of Fund/SERV. If a transaction initiated through Fund/SERV fails to be processed through Fund/SERV then the net purchase or redemption orders will be transmitted to the Fund by Insurance Company by 8:30 a.m. Eastern Time on the Business Day next following Insurance

Company’s receipt of that information.

3.6	Fund appoints Insurance Company as its agent for the limited purpose of accepting orders for the purchase and redemption of Portfolio Shares. Trades will normally settle through the facilities of Fund/SERV. If a transaction initiated through Fund/SERV fails to be processed through Fund/SERV then the Fund will execute orders for any Portfolio at the applicable net asset value per share determined as of the close of trading on the day of receipt of such orders by Insurance Company acting as agent (“effective trade date”), provided that the Fund receives written notice of such orders by 8:30 a.m. Eastern Time on the next following Business Day and, if such orders request the purchase of Portfolio Shares, the conditions specified in Section 3.8, as applicable, are satisfied. A redemption or purchase request for any Portfolio that does not satisfy the conditions specified above and in Section 3.8, as applicable, will be effected at the net asset value computed for such Portfolio on the Business Day as of which such conditions have been satisfied.

3.7	Insurance Company will make its best efforts to notify Fund in writing in advance of any unusually large purchase or redemption orders.

3.8	Trades will normally settle through the facilities of Fund/SERV. If a transaction initiated through Fund/SERV fails to be processed through Fund/SERV and Insurance Company’s order requests the purchase of Portfolio Shares, Insurance Company will pay for such purchases by wiring Federal Funds to Fund or its designated custodial account on the day the order is transmitted. Insurance Company shall transmit any such Fund payment in Federal Funds by the close of the Federal Reserve wire system on the Business Day the Fund receives the notice of the order pursuant to Section 3.6. Fund will execute such orders at the applicable net asset value per share determined as of the close of trading on the effective trade date if Fund receives payment in Federal Funds by the close of the Federal Reserve wire system on the Business Day the Fund receives the notice of the order pursuant to Section 3.6. If payment in Federal Funds for any purchase is not received on such Business Day, Insurance Company shall promptly upon the Fund’s request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request.

3.9	Fund has the obligation to ensure that Portfolio Shares are registered under the 1933 Act at all times.

3.10	Trades will normally settle through the facilities of Fund/SERV. If a transaction initiated through Fund/SERV fails to be processed through Fund/SERV then Fund will confirm each purchase or redemption order made by Insurance Company. Transfer of Portfolio Shares will be by book entry only. No share certificates will be issued to Insurance Company or Participating Companies. Insurance Company will record shares ordered from Fund in an appropriate title for the corresponding account.

3.11	Trades will normally settle through the facilities of Fund/SERV. If a transaction initiated through Fund/SERV fails to be processed through Fund/SERV and the conditions of

Section 3.8 have been satisfied, the Fund shall credit Insurance Company with the appropriate number of shares utilizing the net asset value per share determined in accordance with Section 3.6.

3.12	On each ex-dividend date of the Fund or, if not a Business Day, on the first Business Day thereafter, Fund shall communicate to Insurance Company the amount of dividend and capital gain, if any, per share of each Portfolio. All dividends and capital gains of any Portfolio will normally settle through the facilities of Fund/SERV system. If any dividend or capital gains transaction initiated through Fund/SERV fails to be processed through Fund/SERV then (i) the Fund shall automatically reinvest such amounts in additional shares of the relevant Portfolio at the applicable net asset value per share of such Portfolio on the payable date and (ii) Fund shall, on the day after the payable date or, if not a Business Day, on the first Business Day thereafter, notify Insurance Company of the number of shares so issued.
ARTICLE IV
STATEMENTS AND REPORTS
4.1	Fund or its agent shall provide monthly statements of account as of the end of each month for all of Insurance Company’s accounts by the fifteenth (15th) Business Day of the following month.

4.2	Fund or its agent shall distribute to Insurance Company copies of the Fund’s Prospectus, proxy materials, notices, periodic reports and other printed materials (which the Fund customarily provides to its shareholders) in such quantities as Insurance Company may reasonably request for distribution to each Contractholder and Participant. Insurance Company has requested, and Fund shall provide, in lieu of printed documents, camera-ready copy or diskette of prospectuses, annual and semi-annual reports for Insurance Company to print or post on its secured website. Fund shall provide all such materials to Insurance Company in a timely manner so as to enable Insurance Company to print, post and distribute such materials within the time required by law.

4.3	Fund or its agent will provide to Insurance Company, contemporaneously with the filing thereof with the Commission or other regulatory authority, at least one complete copy of (i) the then-current registration statement and Prospectus, (ii) all then-current sales literature and other promotional materials prepared by the Fund for distribution to Insurance Company or any Participating Company, and (iii) all new or pending proxy statements, applications for exemptions or requests for no-action letters, that relate to the Fund or the Portfolio Shares, and all amendments to any of the documents specified in (i), (ii) or (iii). Insurance Company agrees that the Fund shall be deemed to have fully satisfied its obligations under this Section 4.3 by making the required documents available on either the Securities and Exchange Commission EDGAR information retrieval system or on www.calvert.com or any successor website.

4.4	Insurance Company will provide to the Fund at least one copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Separate Account, contemporaneously with the filing of such document with the Commission or other regulatory authority. Fund agrees that Insurance Company shall be deemed to have fully satisfied its obligations under this Section 4.4 by making the required documents available on either the Securities and Exchange Commission EDGAR information retrieval system or on www.principal.com or any successor website.

4.5	Insurance Company and Fund shall each promptly notify the other in writing of the results of any examination by the Commission (or other regulatory authorities) that relates to the Contracts, Separate Accounts, Fund or Portfolio Shares, and the party that was the subject of any such examination shall provide the other party with a copy of relevant portions of any “deficiency letter” or other correspondence or written report regarding such examination.
ARTICLE V
EXPENSES
5.1	The charge to the Fund for all expenses and costs of the Portfolio, including but not limited to management fees, administrative expenses and legal and regulatory costs, will be made in the determination of the applicable Portfolio’s daily net asset value per share so as to accumulate to an annual charge at the rate set forth in the Fund’s Prospectus.

5.2	Except as provided in this Article V and, in particular in the next sentence, Insurance Company shall not be required to pay directly any expenses of the Fund or expenses relating to the distribution of any Portfolio Shares. Insurance Company shall pay the following expenses or costs:
a.	The production expenses of any Fund materials, including the cost of printing the Fund’s Prospectus, or marketing materials for prospective Insurance Company Contractholders and Participants.

b.	Distribution expenses of any Fund materials or marketing materials for prospective Insurance Company Contractholders and Participants.

c.	Distribution expenses of Fund materials or marketing materials for Insurance Company Contractholders and Participants.
Except as provided herein, all other Fund expenses shall not be borne by Insurance Company.

5.3	Insurance Company shall bear all expenses associated with (i) the registration, qualification, and filing of the Contracts under applicable federal securities and state insurance laws, (ii) the cost of preparing, printing and distributing the Contract prospectus and statement of additional information, and (iii) the cost of preparing, printing and distributing annual individual account statements for Contract owners as required by state insurance laws.
ARTICLE VI
EXEMPTIVE RELIEF
6.1	Insurance Company has reviewed (i) a copy of the Order of the Commission under Section 6(c) of the 1940 Act dated November 21, 1988 issued to the applicants including Acacia Capital Corporation, the predecessor to the Fund (the “Exemptive Order”), and (ii) the conditions to the relief set forth in the related Notice of Application for Exemption dated October 24, 1988. As set forth therein, Insurance Company agrees to report any potential or existing conflicts promptly to the Board, in particular whenever contract voting instructions are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application by, among other things, providing the Board with all information reasonably necessary for the Board to consider any issues raised. Insurance Company agrees to carry out such responsibilities with a view only to the interests of existing Contractholders.

6.2	If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in the Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that Insurance Company is wholly or partly responsible for causing or creating said conflict, Insurance Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict.

Such necessary action may include, but shall not be limited to:
a.	Withdrawing the assets allocable to the Separate Account from the Portfolio and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

b.	Establishing a new registered management investment company or managed separate account and segregating the assets underlying the Contracts, unless a majority of Contractholders materially adversely affected by the conflict have voted to decline the offer to establish a new registered management investment company or managed separate account.
6.3	If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in the Fund, Insurance Company may be required, at the Board’s election, to withdraw the

Separate Account’s investment in the Fund.

6.4	For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurance Company shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any material irreconcilable conflict, Insurance Company will withdraw the investment in each affected Portfolio of each Separate Account designated by the Disinterested Board Members and, if required by the Disinterested Board Members, will terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required to remedy any such material irreconcilable conflict as determined by a majority of the Disinterested Board Members.

6.5	No action by Insurance Company taken or omitted, and no action by either Separate Account or the Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VI shall relieve Insurance Company of its obligations under, or otherwise affect the operation of, Article V or this Article VI.

6.6	If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed and or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then (a) the Fund or Participating Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and 6e-3(T), as amended, or Rule 6e-3, as adopted, to the extent such rules are applicable, and (b) Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 7.1 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

6.7	Insurance Company acknowledges that Fund and CDI have notified it that it may be appropriate to include in the prospectus pursuant to which a Contract is offered disclosure regarding the potential risks of mixed and shared funding.
ARTICLE VII
VOTING OF FUND SHARES
7.1	Fund shall provide Insurance Company with copies at no cost to Insurance Company, of the Fund’s proxy material, reports to shareholders and other communications to shareholders in such quantity as Insurance Company shall reasonably require for distributing to Contractholders or Participants.

Insurance Company shall:
(a)	solicit voting instructions from Contractholders or Participants on a timely basis and in accordance with applicable law;

(b)	vote the Portfolio Shares in accordance with instructions received from Contractholders or Participants; and

(c)	vote Portfolio Shares for which no instructions have been received in the same proportion as Portfolio Shares for which instructions have been received;
Subject to applicable law, Insurance Company will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Shares held by any Contractholder. Insurance company reserves the right to vote shares held in any segregated asset account in its own right, to the extent permitted by law. Insurance Company agrees to be responsible for assuring that voting Portfolio Shares for each Separate Account is conducted in a manner consistent with the Exemptive Order.

7.2	Insurance Company agrees that it shall not, without the prior written consent of the Fund and its investment adviser, solicit, induce or encourage Contractholders to (a) change or supplement the Fund’s current investment adviser or (b) change, modify, substitute, add to or delete the Fund from the current investment media for the Contracts.
ARTICLE VIII
MARKETING AND REPRESENTATIONS
8.1	Insurance Company shall designate certain persons or entities which shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Insurance Company. Insurance Company shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.2	Insurance Company shall furnish, or shall cause to be furnished, to the Fund, each piece of sales literature or other promotional material in which the Fund, its investment adviser or the administrator is named, at least five (5) Business Days prior to its use. No such material shall be used unless the Fund approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within five (5) Business Days after receipt of such material. The Fund shall use all reasonable efforts to respond within five (5) days of receipt.

8.3	Insurance Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund or any Portfolio in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus, as may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund.

Fund shall furnish, or shall cause to be furnished, to Insurance Company, each piece of the Fund’s sales literature or other promotional material in which Insurance Company or the Separate Account is named, at least five (5) Business Days prior to its use. No such material shall be used unless Insurance Company approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within five (5) Business Days after receipt of such material. Insurance Company shall use all reasonable efforts to respond within five (5) days of receipt.

8.4	Fund shall not, in connection with the sale of Portfolio Shares, give any information or make any representations on behalf of Insurance Company or concerning Insurance Company, the Separate Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the Separate Account which are in the public domain or approved by Insurance Company for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurance Company.

8.5	For purposes of this Agreement, the phrase “sales literature or other promotional material” or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and any other material constituting sales literature or advertising under National Association of Securities Dealers, Inc. rules, the 1940 Act or the 1933 Act.

8.6	Insurance Company shall comply with all applicable laws and regulations designed to prevent money “laundering”, and if required by such laws or regulations, to share with the Fund information about individuals, entities, organizations and countries suspected of possible terrorist or money “laundering” activities in accordance with Section 314(b) of the USA Patriot Act.

The Fund and CDI shall comply with all applicable laws and regulations designed to prevent money “laundering”, and if required by such laws or regulations, to share with the Company information about individuals, entities, organizations and countries suspected of possible terrorist or money “laundering” activities in accordance with Section 314(b) of the USA Patriot Act.
ARTICLE IX
INDEMNIFICATION
9.1	Indemnification by the Company. Insurance Company agrees to indemnify and hold harmless the Fund, its investment adviser, any sub-investment adviser of a Portfolio, and their affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the “Indemnified Parties” for purposes of Section 9.1), against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, statement of additional information, or sales literature or other promotional material of any Separate Account or relating to the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein or necessary to make the statement or statements therein not misleading, (ii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by Insurance Company for use in the Fund’s registration statement, Prospectus, or sales literature or other promotional material or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements not misleading, (iii) arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the Prospectus and sales literature or advertisements of the Fund) of Insurance Company, with respect to the sale and distribution of Contracts for which Portfolio Shares are an underlying investment; (iv) arise out of the wrongful conduct of Insurance Company or persons under its control or direction with respect to the sale or distribution of the Contracts or Portfolio Shares; (v) arise out of Insurance Company’s incorrect calculation and/or untimely reporting of net purchase or redemption orders; or (vi) arise out of any breach by Insurance Company of a material term of this Agreement or as a result of any failure by Insurance Company to provide the services and furnish the materials or to make any payments provided for in this Agreement. Insurance Company will reimburse any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that with respect to clauses (i), (ii) and (iii) above, Insurance Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission made in any document specified in any such clause in conformity with written information furnished to Insurance Company by the Fund specifically for use therein; and provided, further, that Insurance Company shall not be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability that Insurance Company may otherwise have.

No party shall be entitled to indemnification by the Insurance Company if such loss, claim, damage, liability or litigation is due to the willful misfeasance, bad faith, gross negligence, or reckless disregard of duty by the party seeking indemnification.

9.2	Indemnification by CDI. CDI agrees to indemnify and hold harmless Insurance Company and each of its directors, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which Insurance Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements of the Fund; (ii) arise out of or are based upon the omission to state in the registration statement or Prospectus or sales literature or advertisements of the Fund any material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature or advertisements with respect to the Separate Account or the Contracts and such statements were made in conformity with written information furnished to Insurance Company by the Fund specifically for use therein; or (iv) arise out of or are based upon any failure by the Fund to provide the services and furnish the material under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements and procedures related thereto as specified in Article 2 of this Agreement); and CDI will reimburse any legal or other expenses reasonably incurred by Insurance Company or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that, with respect to clauses (i), (ii) or (iii) above, CDI will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged untrue statement or omission made in any document specified in any such clause in conformity with written information furnished to the Fund by Insurance Company specifically for use therein; and provided, further, that the Fund shall not be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability that the Fund may otherwise have.

9.3	CDI shall indemnify and hold Insurance Company harmless against any and all liability, loss, damages, costs or expenses which Insurance Company may incur, suffer or be required to pay due to the Fund’s (1) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate of a Portfolio; (2) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; and (3) untimely reporting of the net asset value, dividend rate or capital gain distribution rate; provided that the Fund shall have no obligation to indemnify and hold harmless Insurance Company if the incorrect calculation or incorrect or untimely reporting was the result of incorrect or untimely information furnished by Insurance Company or as a result of or relating to a breach of this Agreement by Insurance Company; and provided, further, that the Fund shall not be liable for special, consequential or incidental damages or for any incorrect calculation or reporting, which after rounding, did not result in a value or rate that differed from the correct value or rate.

9.4	No party shall be entitled to indemnification by CDI if such loss, claim, damage, liability or litigation is due to the willful misfeasance, bad faith, gross negligence, or reckless disregard of duty by the party seeking indemnification.

9.5	Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The omission to so notify the indemnifying party will not relieve the indemnifying party from any liability under this Article IX, except to the extent that the indemnifying party did not otherwise learn of such action and to the extent such failure results in the forfeiture by the indemnifying party of material rights and defenses. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party may, in its sole discretion and at its expense, elect to (i) participate in the investigation, defense and settlement of such action and (ii) assume the defense thereof, with counsel satisfactory to the indemnified parties (which counsel shall not, except with the consent of the indemnified parties, be counsel to the indemnifying parties), and, after notice from the indemnifying parties to the indemnified parties of its election to assume the defense thereof, the indemnifying party shall not be liable to any indemnified party for any legal fees and expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than the indemnified party’s reasonable costs of investigation, participation, and cooperation with the defense to the extent requested by the indemnifying party; provided, however, that, if the indemnified party reasonably determines that counsel selected by the indemnifying party has a conflict of interest, such indemnifying party shall pay the reasonable fees and disbursements of one additional counsel selected by the indemnified party (in addition to any local counsel) separate from its own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

9.6	The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. No indemnifying party, in the defense of any such claim or litigation, shall, without the prior written consent of the indemnified parties, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the indemnified party of a release from all liability in respect to such claim or litigation. No indemnifying party shall settle any claim in any matter that would impose any expense, penalty, obligation or limitation on the indemnified party, or would contain language other than a recitation of any amounts to be paid in settlement, the fact of the settlement or the underlying claim relating to the settlement, that could be viewed, in the sole discretion of the indemnified party, as an acknowledgement of wrongdoing on the part of the indemnified party or as detrimental to the reputation of the indemnified party, without the indemnified party’s prior written consent.

9.7	A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX.

ARTICLE X
COMMENCEMENT AND TERMINATION
10.1	This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2	This Agreement shall terminate without penalty as to one or more Portfolios as set forth below:
a.	At the option of Insurance Company or the Fund, in each case with or without cause, upon 180 days’ advance written notice (unless a shorter time is agreed to by the parties), which notice shall specify the Portfolio or Portfolios, Contracts and, if applicable, Separate Accounts as to which the Agreement is to be terminated;

b.	At the option of Insurance Company, if shares of any Portfolio are not reasonably available to meet the requirements of the Contracts as determined by Insurance Company. Prompt notice of election to terminate shall be furnished by Insurance Company, said termination to be effective ten (10) days after receipt of notice unless the Fund makes available a sufficient number of shares to meet the requirements of the Contracts within said ten-day period;

c.	At the option of Insurance Company, upon the institution of formal proceedings against the Fund by the Commission, Financial Industry Regulatory Authority or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company’s reasonable judgment, materially impair the Fund’s ability to meet and perform the Fund’s obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Insurance Company with said termination to be effective upon receipt of notice;

d.	At the option of the Fund, upon the institution of formal proceedings against Insurance Company by the Commission, Financial Industry Regulatory Authority or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Fund’s reasonable judgment, materially impair Insurance Company’s ability to meet and perform Insurance Company’s obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by the Fund with said termination to be effective upon receipt of notice;

e.	At the option of the Fund, if the Fund shall determine, in its sole judgment reasonably exercised in good faith, that Insurance Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Fund or its investment adviser, the Fund shall notify Insurance Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by Insurance Company and any other changes in circumstances since the giving of such notice, such determination of the Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

f.	Upon termination of the Investment Advisory Agreement between the Fund and its investment adviser or its successors unless Insurance Company specifically approves the selection of a new Fund investment adviser. The Fund shall promptly furnish notice of such termination to Insurance Company;

g.	In the event the Fund’s shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Insurance Company. Termination shall be effective immediately upon such occurrence without notice;

h.	At the option of the Fund upon a determination by the Board in good faith that it is no longer advisable and in the best interests of shareholders for the Fund to continue to operate pursuant to this Agreement. Termination pursuant to this Subsection (h) shall be effective upon notice by the Fund to Insurance Company of such termination;

i.	At the option of the Fund if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Fund reasonably believes that the Contracts may fail to so qualify;

j.	At the option of either party to this Agreement, upon another party’s breach of any material provision of this Agreement;

k.	At the option of the Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law; or

l.	Upon assignment of this Agreement, unless made with the written consent of the non-assigning party.
Any such termination pursuant to Section 10.2a, 10.2d, 10.2e, 10.2f or 10.2k herein shall not affect the operation of Article V of this Agreement. Any termination of this Agreement shall not affect the operation of Article IX of this Agreement.

10.3	Notwithstanding any termination of this Agreement pursuant to Section 10.2 hereof, the Fund and its investment adviser may, at the option of the Fund, continue to make available additional Portfolio Shares for so long as the Fund desires pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, if the Fund so elects to make additional Portfolio Shares available, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Portfolio, redeem investments in the Fund and/or invest in any additional Portfolio upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 10.2 hereof, the Fund, as promptly as is practicable under the circumstances, shall notify Insurance Company whether the Fund will continue to make Portfolio Shares available after such termination. If Portfolio Shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either the Fund or Insurance Company may terminate the Agreement, as so continued pursuant to this Section 10.3, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Fund, need not be for more than six months.
ARTICLE XI
AMENDMENTS
11.1	Any change in the terms of this Agreement (other than those permitted pursuant to Section 10.3) shall be made by agreement in writing between the parties to this Agreement.
ARTICLE XII
NOTICE
12.1	Except as otherwise specifically provided for in this Agreement, any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below or to such other address as may be provided in writing:
Insurance Company:
Principal Life Insurance Company
71 1 High Street
Des Moines, IA 50392- 0300
Attn: Sarah Pitts
Tel: 515-248-3259
Fax:
Fund:
4550 Montgomery Avenue
Suite 1000N
Bethesda, MD 20814
Attn: Christy Teske
Tel: 301-951-4871
Fax: 301-654-7820

CDI:
4550 Montgomery Avenue
Suite 1000N
Bethesda, MD 20814
Attn: Cathy Roy
Tel: 301-657-7068
Fax: 301-951-0721
In the case of any notice to Fund or CDI, a duplicate copy shall be sent to:
4550 Montgomery Avenue
Suite 1000N
Bethesda, MD 20814
Attn: Office of the General Counsel
Tel: 301-951-4881
Fax: 301-657-7014
ARTICLE XIII
MISCELLANEOUS
13.1	This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his/her capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Director, officer or shareholder of the Fund individually.

13.2	The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

13.3	This Agreement may be executed in one or more counterparts, each of which, taken together, shall constitute one and the same instrument.

13.4	If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

13.5	This Agreement shall be binding upon, enforceable against and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.6	Waiver by a party of a breach of any provision of this Agreement does not constitute waiver of any subsequent breach of that or any other provision.

13.7	The schedules and exhibits attached hereto, as modified from time to time, are incorporated herein by reference and is part of this Agreement.

13.8	Each party hereto shall cooperate with each other party in connection with inquiries by appropriate governmental authorities (including, without limitation, the Commission, Financial Industry Regulatory Authority, and state insurance regulators) relating to this Agreement or the transactions contemplated hereby.

13.9	The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

13.10	Unless otherwise agreed to in writing by the parties hereto, each party acknowledges that the others may enter into agreements, similar to this one, with other parties, for the performance of the same or similar services to those to be provided under this Agreement.

13.11	Any party may assign its interest in this Agreement to a third party provided that each non-assigning party has given prior written consent to the assignment in writing, which consent shall not be unreasonably withheld. Any attempted assignment in contravention hereof shall be null and void.

13.12	Except as otherwise expressly provided in this Agreement, neither the Fund nor CDI nor any affiliate of either or them shall use any trademark, trade name, service mark or logo of Insurance Company or any of its affiliates, or any variation of any such trademark, trade name, service mark or logo, without Insurance Company’s prior written consent, the granting of which shall be at the Insurance Company’s sole discretion. Except as otherwise expressly provided in this Agreement, neither Insurance Company nor any of its affiliates shall use any trademark, trade name, service mark or logo of Fund or CDI or any of their affiliates, or any variation of any such trademark, trade name, service mark or logo, without the Fund’s or CDI’s prior written consent, the granting of which shall be at the applicable company’s sole discretion.
ARTICLE XIV
LAW
14.1	This Agreement shall be construed in accordance with the internal laws of the State of Maryland, without giving effect to principles of conflict of laws.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

PRINCIPAL LIFE INSURANCE COMPANY

By:	/s/ Sara Wiener
Its:	Director — Product MGMT

Date:	1-25-2008

CALVERT VARIABLE SERIES, INC.

By:	/s/ Willian M. Tartikoff
Its:	Vice President

Date:	1-28-08

CALVERT DISTRIBUTORS, INC.

By:	/s/ Willian M. Tartikoff
Its:	Senior Vice President

Date:	1-28-08

SCHEDULE-1

Fund Name	CUSIP #

CVS Calvert Income Portfolio	131647778

EXHIBIT A
Principal Life Insurance Company Separate Account B
Principal Life Insurance Company Variable Life Separate Account